Exhibit 99.1

News Release

Superior Industries Reports Third Quarter 2018 Financial Results

Third Quarter 2018 Highlights:

•	Unit shipments of 4.7 million, compared to 5.0 million in the prior year period

•	Net sales of $347.6 million and Value-Added Sales of $179.1 million

•	Value-Added Sales per wheel of $37.83, up $0.40 compared to the prior year period

•	Net loss of $0.7 million; loss per diluted share of $0.37, which includes acquisition-related expense of $0.08 per diluted share

•	Adjusted EBITDA of $30.6 million, compared to $43.0 million in the prior year period

SOUTHFIELD, MICHIGAN – November 9, 2018 – Superior Industries International, Inc. (“Superior” or the “Company”) (NYSE:SUP), one of the world’s leading aluminum wheel suppliers for OEMs and the European aftermarket, today reported financial results for the third quarter ended September 30, 2018.

“Our results during the third quarter compared to last year were impacted by a number of factors, including temporarily reduced European OEM production levels associated with the Worldwide Harmonized Light Vehicle Test Procedure (“WLTP”) emission standards, softer production schedules from our OEM customers in the United Kingdom, lower aftermarket volumes, and higher energy prices in Mexico. In addition, slightly higher launch costs year-over-year associated with our new designs and finishes in North America and Europe further reduced EBITDA in the quarter,” commented Don Stebbins, President and Chief Executive Officer. “While we anticipate these factors will continue to impact our results in the fourth quarter, we believe Superior remains well-positioned to advance its strategies to capitalize on the secular trends benefitting the demand for our innovative wheel designs.”

Comparative results for the third quarter and year-to-date periods were impacted by the inclusion of one additional calendar week of North America operations in the third quarter of 2017 as a result of the realignment of the fiscal periods to calendar quarters in 2017. Comparative results for year-to-date 2018 were also impacted by the inclusion of an additional five months of Superior’s European operations compared to year-to-date 2017 prior to the closing of the acquisition.

Third Quarter Results

Wheel unit shipments were 4.7 million in the third quarter of 2018, a decrease of 5.5%, compared to unit shipments of 5.0 million in the prior year period. The decrease in unit shipments was primarily due to reduced OEM production throughout Europe as a result of the impact of the WLTP emission standards, softer volumes from OEM customers in the United Kingdom, lower aftermarket volumes, and the additional week in the third quarter of 2017 in North America.

Net sales for the third quarter of 2018 were $347.6 million, compared to net sales of $331.4 million in the third quarter of 2017. The increase during the quarter was driven by higher aluminum prices, offset by lower volume in the third quarter of 2018.

Value-Added Sales, a non-GAAP financial measure defined as net sales less pass-through charges, primarily for the value of aluminum, were $179.1 million for the third quarter of 2018, a 4.5% decrease compared to the third quarter of 2017. The decrease in Value-Added Sales was driven by lower volumes in Europe, the extra week in the third quarter of 2017 in North America, and the translation due to currency, partially offset by higher Value-Added Sales per wheel. See “Non-GAAP Financial Information” below and the reconciliation of consolidated net sales to Value-Added Sales in this press release.

Gross profit for the third quarter of 2018 was $23.7 million, compared to $23.9 million in the prior year period. Gross profit as a percentage of Value-Added Sales was 13.2% compared to 12.8% in the prior year period. The increase in gross profit as a percentage of Value-Added Sales was due to acquisition-related accounting items last year outlined in the subsequent tables in this press release that did not repeat in 2018, partially offset by the effects of lower shipment volumes and higher energy prices in Mexico.

Selling, general and administrative expenses for the third quarter were $16.0 million, or 4.6% of net sales, compared to $18.1 million, or 5.5% of net sales in the prior year period. Selling, general and administrative expenses were lower for the third quarter of 2018 due to reduced acquisition and integration-related expenses.

Income from operations for the third quarter of 2018 was $7.7 million, or 4.3% of Value-Added Sales, compared to income from operations of $5.8 million, or 3.1% of Value-Added Sales in the prior year period. The comparison was favorably impacted by lower acquisition and integration-related costs compared to the prior year period.

The income tax benefit for the third quarter ended September 30, 2018 was $7.1 million on a pre-tax loss of $7.7 million. The tax benefit was primarily due to a revision to the estimated U.S. tax related to provisions of the Tax Cuts and Jobs Act.

For the third quarter of 2018, the Company reported a net loss of $0.7 million, a loss per diluted share of $0.37. This compares to net income of $2.6 million, or $0.22 loss per diluted share, reported in the third quarter of 2017.

Adjusted EBITDA, a non-GAAP financial measure, was $30.6 million, or 17.1% of Value-Added Sales, for the third quarter of 2018. This compares to $43.0 million, or 22.9% of Value-Added Sales, for the third quarter of 2017. The decrease in Adjusted EBITDA was primarily driven by lower volume in North America and Europe, higher energy costs in Mexico and higher launch costs. See “Non-GAAP Financial Measures” below and the reconciliation of net income to Adjusted EBITDA in this press release.

Financial Position and Cash Flow

The Company reported net cash provided by operating activities of $33.5 million in the third quarter of 2018 compared to cash provided by operating activities of $27.2 million during the third quarter of 2017. The increase in net cash from operating activities was driven by utilization of the Company’s Accounts Receivable securitization program, which was used to offset the purchase of shares from minority holders during the quarter related to the acquisition of its European operations.

Cash used for capital expenditures during the quarter to support expansion and enhancement of the Company’s portfolio of products and technologies, as well as ongoing maintenance totaled $17.4 million.

During the third quarter of 2018, the Company paid common dividends of $2.3 million and preferred dividends of $3.9 million. Also, during the quarter, Superior acquired an additional 447,821 shares of Superior Industries Europe AG (formerly known as Uniwheels AG) for a total purchase price of $33M, bringing Superior’s total ownership position to 97.8%.

Year-to-Date Results

Wheel unit shipments were 15.8 million for the first nine months of 2018, an increase of 35.9%, compared to unit shipments of 11.6 million in the prior year period. The increase in unit shipments was primarily due to the inclusion of the aforementioned additional five months of Superior’s European operations in 2018, which drove 7.2 million units of improvement, as well as slightly higher shipments during the first half of 2018, offset by lower volumes in the third quarter 2018.

Net sales for the first nine months of 2018 were $1.1 billion, compared to net sales of $746.3 million in the first nine months of 2017. The increase was driven by higher aluminum prices and the inclusion of the additional five months of Superior’s European operations in 2018. Value-Added Sales were $590.9 million for the first nine months of 2018 versus Value-Added Sales of $413.3 million in the prior year period. See “Non-GAAP Financial Information” below and the reconciliation of consolidated net sales to Value-Added Sales in this press release.

Gross profit for the first nine months of 2018 was $127.2 million compared to $63.2 million in the prior year period. Gross profit as a percentage of Value-Added Sales was 21.5% compared to 15.3% in the prior year period. The increase in gross profit was due mainly to the inclusion of an additional five months of Superior’s European operations in 2018 and the non-recurring acquisition related items incurred in the prior year period and outlined in the subsequent tables in this press release.

Selling, general and administrative expenses for the first nine months of 2018 were $60.6 million, or 5.4% of net sales, compared to $55.5 million, or 7.4% of net sales in the prior year period. Excluding acquisition related items in both periods, selling, general and administrative expenses increased year-over-year due primarily to the selling, general and administrative expenses associated with the inclusion of an additional five months of Superior’s European operations.

Income from operations for the first nine months of 2018 was $66.6 million, or 11.3% of Value-Added Sales, compared to income from operations of $7.7 million, or 1.9% of Value-Added Sales, in the prior year period. The increase was primarily due to the inclusion of an additional five months of Superior’s European operations in 2018, as well as lower acquisition related expenses.

The provision for income taxes for the first nine months of 2018 was $1.1 million. This compares to an income tax benefit for the first nine months of 2017 of $4.8 million.

For the first nine months of 2018, the Company reported net income of $17.8 million, or a loss per diluted share of $0.21, which includes an additional five months of Superior’s European operations in 2018. This compares to a net loss of $1.6 million, or a loss per diluted share of $0.50, in the first nine months of 2017.

Adjusted EBITDA, a non-GAAP financial measure, was $140.0 million, or 23.7% of Value-Added Sales, for the first nine months of 2018, which compares to $91.4 million, or 22.1% of Value-Added Sales, for the first nine months of 2017. The increase in Adjusted EBITDA was primarily driven by the inclusion of an additional five months of the European operations in 2018, partially offset by higher energy prices in Mexico and higher launch costs in the third quarter of 2018. See “Non-GAAP Financial Measures” below and the reconciliation of net income to adjusted EBITDA in this press release.

2018 Outlook

The Company has reaffirmed its 2018 Outlook provided on October 24, 2018. Superior continues to expect:

•	Unit shipments to be in the range of 20.85 million to 21.05 million.

•	Net sales to be in the range of $1.48 billion to $1.51 billion.

•	Value-Added Sales to be in the range of $790 million to $805 million.

•	Adjusted EBITDA to be in the range of $175 million and $180 million.

•	Capital expenditures are projected to be approximately $85 million.

•	Cash flow from operations is anticipated to be between $130 million and $145 million.

•	The effective tax rate to be at or below 0%.

Value-Added Sales and Adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Information.” In reliance on the safe harbor provided under section 10(e) or Regulation S-K, Superior has not quantitatively reconciled differences between Adjusted EBITDA presented in the 2018 Outlook to net income, the most comparable GAAP measure, as Superior is unable to quantify certain amounts that would be required to be included in net income without unreasonable efforts and due to the inherent uncertainty regarding such variables. Superior also believes that such reconciliation would imply a degree of precision that could potentially be confusing or misleading to investors. However, the magnitude of these amounts may be significant.

Conference Call

Superior will host a conference call beginning at 8:00 AM ET on Friday, November 9, 2018. The conference call may be accessed by dialing (877) 260-1479 for participants in the U.S./Canada or +1 (334) 323-0522 for participants outside the U.S./Canada and using the required conference ID 4045605. The live conference call can also be accessed by logging into the Company’s website at www.supind.com or by clicking this link: earnings call webcast. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

During the conference call, the Company’s management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates and partners with customers to design, engineer and manufacture a wide variety of innovative and high quality products utilizing the latest lightweighting and finishing technologies. Superior also maintains leading aftermarket brands including ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange and is a component of Standard & Poor’s Small Cap 600 and Russell 2000 Indices. For more information, please visit www.supind.com.

Non-GAAP Financial Information

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to “Adjusted EBITDA,” which Superior has defined as earnings before interest, income taxes, depreciation, amortization, acquisition and integration costs, change in fair value of preferred derivative, plant closure costs, and “Value-Added Sales,” which Superior defines as net sales less pass-through charges primarily for the value of aluminum.

Management believes the non-GAAP financial measures used in this press release are useful to management and may be useful to investors in their analysis of the Company’s financial position and results of operations. Further, management uses these non-GAAP financial measures for planning and forecasting future periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different from similar measures used by other companies.

For reconciliations of Adjusted EBITDA and Value-Added Sales to the most directly comparable financial measures calculated and presented in accordance with GAAP, see the attached supplemental data pages which, together with this press release, have been posted on the Company’s website through the “Investors” link at www.supind.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “may,” “should,” “could,” “will,” “expects,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2018 Outlook included herein, the Company’s ability to integrate European operations, and the Company’s strategic and operational initiatives, product mix and overall cost improvement and are based on current expectations, estimates, and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year-ended December 31, 2017, and other reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Superior Investor Relations:

Troy Ford

(248) 234-7104

Investor.Relations@supind.com

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in Millions, Except Per Share Amounts)

	Three Months		Nine Months
	3Q 2018	3Q 2017	YTD 2018	YTD 2017
Net Sales	$347.6	$331.4	$1,123.0	$746.3
Cost of Sales	323.9	307.5	995.8	683.1

Gross Profit	$23.7	$23.9	$127.2	$63.2
SG&A	16.0	18.1	60.6	55.5

Income From Operations	$7.7	$5.8	$66.6	$7.7
Interest Expense, net	(12.4)	(13.4)	(37.4)	(28.4)
Other (Expense) Income, net	(3.3)	3.0	(6.8)	10.2
Change in Fair Value of Preferred Derivative	0.2	4.1	(3.5)	4.1

Income Before Income Taxes	$(7.8)	$(0.5)	$18.9	$(6.4)
Income Tax (Provision) Benefit	7.1	3.4	(1.1)	4.8

CONSOLIDATED NET INCOME (LOSS)	(0.7)	2.9	17.8	(1.6)
Less: Net Loss Attributable to Noncontrolling Interest	—	(0.3)	—	0.0

Net Income (Loss) Attributable to Superior	$(0.7)	$2.6	$17.8	$(1.6)

Earnings Per Share:
Basic	$(0.37)	$(0.22)	$(0.21)	$(0.50)
Diluted	$(0.37)	$(0.22)	$(0.21)	$(0.50)
Weighted Average and Equivalent Shares
Outstanding for EPS (in Thousands):
Basic	25,017	24,905	24,985	24,941
Diluted	25,017	24,905	24,985	24,941

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in Millions)

	9/30/2018	12/31/2017
Current Assets	$403.5	$417.4
Property, Plant and Equipment, net	541.7	536.7
Investments and Other Assets	584.9	597.2

Total Assets	$1,530.1	$1,551.3

Current Liabilities	$184.0	$195.1
Long-Term Liabilities	787.4	765.8
Redeemable Preferred Shares	157.6	144.7
European Noncontrolling Redeemable Equity	20.0	—
Shareholders’ Equity	381.1	393.8
Noncontrolling Interest	—	51.9

Total Liabilities and Shareholders’ Equity	$1,530.1	$1,551.3

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in Millions)

	Three Months Ended		Nine Months Ended
	3Q18	3Q17	YTD 2018	YTD 2017
Cash Flow Provided by Operating Activities	$33.5	$27.2	$64.3	$17.1
Capital Expenditures	(17.4)	(26.8)	(55.5)	(56.8)
Acquisition of UNIWHEELS, net of cash acquired	—	(10.5)	—	(701.2)
Proceeds from Sale of Property, Plant and Equipment	—	0.1	—	0.1

Cash Flow (Used) by Investing Activities	($17.4)	($37.2)	($55.5)	($757.9)
Purchase of non-controlling redeemable shares	(33.3)	—	(33.4)	—
Proceeds from the Issuance of Long-term Debt	—	—	—	975.6
Proceeds from the Issuance of Redeemable Preferred Shares	—	—	—	150.0
Debt Repayment	(1.8)	(76.6)	(5.4)	(359.0)
Cash Dividends	(6.1)	(4.4)	(21.7)	(13.3)
Stock Repurchase	—	—	—	(5.0)
Payments Related to Tax Withholdings for Stock-Based Compensation	—	—	(0.6)	(1.5)
Proceeds from Exercise of Stock Options	—	—	0.1	—
Preferred Stock Issuance Costs	—	—	—	(3.7)
Deferred Financing Costs Paid	—	—	—	(30.5)
Net Borrowings on Revolving Credit Facility	18.6	—	18.6	—

Cash Flow (Used) Provided by Financing Activities	($22.6)	($81.0)	($42.4)	$712.6
Effect of Exchange Rate on Cash	(1.1)	0.2	(1.3)	0.8

Net Change in Cash	($7.6)	($90.8)	($34.9)	($27.4)
Cash - Beginning	19.1	121.2	46.4	57.8

Cash - Ending	$11.5	$30.4	$11.5	$30.4

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Earnings Per Share Calculation (Unaudited)

(Dollars and Shares in Millions)

	Three Months		Nine Months
	3Q 2018	3Q 2017	YTD 2018	YTD 2017
Basic EPS Calculation
Net Income (Loss) Attributable to Superior	$(0.7)	$2.6	$17.8	$(1.6)
Less: Accretion of Preferred Stock	(4.4)	(4.0)	(12.9)	(5.2)
Less: Redeemable Preferred Stock Dividends	(3.9)	(4.1)	(11.6)	(5.8)
Less: European Noncontrolling Redeemable Equity Dividends	(0.3)	—	(1.3)	—
Add: European Noncontrolling Redeemable Equity Translation Adjustment	—	—	2.8	—

Numerator	$(9.3)	$(5.5)	$(5.2)	$(12.6)
Denominator: Weighted Avg. Shares Outstanding	25.0	24.9	25.0	25.0

Basic Earnings Per Share	$(0.37)	$(0.22)	$(0.21)	$(0.50)

Diluted EPS Calculation
Net Income (Loss) Attributable to Superior	$(0.7)	$2.6	$17.8	$(1.6)
Less: Accretion of Preferred Stock	(4.4)	(4.0)	(12.9)	(5.2)
Less: Redeemable Preferred Stock Dividends	(3.9)	(4.1)	(11.6)	(5.8)
Less: European Noncontrolling Redeemable Equity Dividends	(0.3)	—	(1.3)	—
Add: European Noncontrolling Redeemable Equity Translation Adjustment	—		2.8

Numerator	$(9.3)	$(5.5)	$(5.2)	$(12.6)
Weighted Avg. Shares Outstanding-Basic	25.0	24.9	25.0	25.0
Dilutive Stock Options and Restricted Stock Units	0.0	—	0.0	—

Denominator: Weighted Avg. Shares Outstanding	25.0	24.9	25.0	25.0

Diluted Earnings Per Share	$(0.37)	$(0.22)	$(0.21)	$(0.50)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Impact of Acquisition-related Items on EPS (Unaudited)

(Dollars in Millions, except EPS amounts)

	Three Months		Nine Months
	3Q 2018	3Q 2017	YTD 2018	YTD 2017	Location on Income Statement
Before Tax Impact on Net Income
Inventory Step-up	$—	$(4.7)	$—	$(10.8)	Cost of Sales
M&A and Integration Costs	(2.5)	(5.4)	(8.3)	(25.0)	SG&A
Non-Recurring Interest	—	—	—	(12.2)	Interest
Foreign Exchange M&A Gains	—	—	—	8.2	Other Income
Change in Fair Value of Preferred Derivative	0.2	4.1	(3.5)	4.1	Other Income

Total Before Tax Impact on Net Income	$(2.3)	$(6.0)	$(11.8)	$(35.7)
After Tax Impact on Net Income	$(2.0)	$(5.1)	$(10.8)	$(30.8)
European Noncontrolling Redeemable Equity Translation Adjustment	0.0	—	2.8	—	Earnings Per Share Only

Total Impact on Numerator for Earnings Per Share	$(2.0)	$(5.1)	$(8.0)	$(30.8)
Impact on Earnings Per Share	$(0.08)	$(0.20)	$(0.32)	$(1.23)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures (Unaudited)

(Dollars in Millions)

Value-Added Sales	Three Months		Nine Months
	3Q 2018	3Q 2017	YTD 2018	YTD 2017
Net Sales	$347.6	$331.4	$1,123.0	$746.3
Less:
Aluminum Value and Outside Service Provider Costs	(168.5)	(144.0)	(532.1)	(333.0)

Value-Added Sales	$179.1	187.4	$590.9	$413.3

Adjusted EBITDA	Three Months		Nine Months
	3Q 2018	3Q 2017	YTD 2018	YTD 2017
Net Income (Loss) Attributable to Superior	$(0.7)	$2.9	$17.8	$(1.6)
Adjusting Items:
- Interest Expense, net	12.4	13.4	37.4	28.4
- Income Tax Provision	(7.1)	(3.4)	1.1	(4.9)
- Depreciation	17.1	17.4	52.0	36.8
- Amortization	6.6	6.7	19.9	9.1
- M&A and Integration Related Items	2.5	10.1	8.3	27.6
- Change in Fair Value of Preferred Derivative	(0.2)	(4.1)	3.5	(4.1)
- Closure Costs (Excluding Accelerated Depreciation)	—	—	—	0.1

	$31.3	$40.1	$122.2	$93.0

Adjusted EBITDA	$30.6	$43.0	$140.0	$91.4

Outlook for Full Year 2018 Value-Added Sales	Outlook Range
Net Sales Outlook	$1,480.0	$1,510.0
Less: Aluminum Value and Outside Service Provider Costs	(690.0)	(705.0)

Value-Added Sales Outlook	$790.0	$805.0